Exhibit 23

Consent of Independent Auditors

We consent to the inclusion of our report dated November 11, 2005, with respect to the combined statements of financial condition of Citigroup Asset Management Businesses to be Transferred as of December 31, 2004 and 2003, and the related combined statements of operations, changes in net assets, and cash flows for each of the years in the three-year period ended December 31, 2004, included in Exhibit 99.1 on Form 8-K/A of Legg Mason, Inc. dated December 21, 2005.

/s/ KPMG LLP

New York, New York

December 21, 2005